Exhibit 10.1

Certain information marked as xxxx has been excluded from the Agreement because it is both not material and is the type that the registrant treats as private or confidential

Buy-Sell Agreement

This Buy-Sell Agreement (this “Agreement”) is entered into as of December 22, 2023 (the “Signing Date”), by and between:

(1)	Able View Global Inc., a Cayman Islands exempted company and listed on the Nasdaq Capital Market (“NASDAQ”) in the United States, with the company ticker symbol “ABLV” (“Able View” or the “Company”); and

(2)	Ladenburg Thalmann & Co. Inc., a Delaware Corporation (“Ladenburg” or the “Seller”).

Each of the Company and the Seller shall be hereinafter referred to as a “Party” respectively, and as the “Parties” collectively.

WHEREAS, the Seller intends to sell to the Company a certain number of Class B ordinary shares, par value US$0.0001 per share, of the Company (the “Class B Ordinary Shares”), held by the Seller as of the date hereof, and the Company intends to buy from the Seller such amount of the Class B Ordinary Shares (the “Seller Shares”);

WHEREAS, the Seller deems it in its best interests and it is in the best interests of the Company to set forth in this Agreement their respective rights and obligations in connection with the sale and transfer of the Seller Shares;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	The Transaction

Subject to the terms and conditions of this Agreement and as mutually agreed by the Parties, the Seller agrees to sell to the Company and the Company agrees to buy from the Seller, the Seller Shares at the total consideration of US$1,298,250 (the “Purchase Price”; such buy and sell, the “Transaction”). The number of Seller Shares shall be 721,250 Class B Ordinary Shares, for a purchase price of $1.80 per share.

2.	Closing Conditions

2.1	The obligations of the Seller pursuant to this Agreement are subject to the written waiver by the Seller or the fulfillment and the satisfaction of each of the following conditions at each Closing:

(1)	The representations and warranties made by the Company shall be true, correct, complete and non-misleading in all material aspects as of the Signing Date through and including the Closing Date; the Company shall have performed and complied with all obligations and conditions that are required by this Agreement to be performed or complied with by it on or before each Closing;

(2)	All approvals, consents and waivers from all governmental authorities or other third parties which are required to be obtained by the Company in connection with the execution of this Agreement and the consummation of the Transaction contemplated under this Agreement shall have been obtained (if any);

(3)	There shall have been no material adverse event which would or would be expected to cause the Transaction contemplated under this Agreement to be illegal or to restrict or prohibit the implementation of such Transaction as of the Signing Date through and including the Closing Date.

2.2	The obligations of the Company pursuant to this Agreement are subject to the written waiver by the Company or the fulfillment and the satisfaction or of each of the following conditions at each Closing:

(1)	The representations and warranties made by the Seller shall be true, correct, complete and non-misleading in all material aspects as of the Signing Date through and including the Closing Date; the Seller shall have performed and complied with all obligations and conditions that are required by this Agreement to be performed or complied with by it on or before the Closing;

(2)	Immediately prior to the transfer of the Seller Shares from the Seller to the Company, the Seller owns such shares without any pledge, hypothecation, lien, charge, or any other encumberance.

3.	Closing

3.1	At each of the dates (each, a “Closing Date”) specified on Schedule A herein, the consummation of the Transaction (on each such Closing Date, a “Closing”) shall take place after all conditions specified in Section 2.1 and Section 2.2 have been satisfied or waived.

3.2	The Company shall pay the Purchase Price to the bank account as designated by the Seller (the “Bank Account”), in installments at the times and amounts specified in Schedule A herein.

The Seller shall send a properly signed stock power with medallion signature guarantee stamp for the transfer of the Seller Shares corresponding to the installment amount of the Purchase Price as set forth on Schedule A to the Company (the “Installment Shares”).

Upon the payment of each installment, the Installment Shares will be transferred from the Seller to the Company in book-entry by the transfer agent of the Company.

4.	Representations and Warranties

4.1	The Company represents and warrants to the Seller as of the Signing Date:

(1)	The Company is duly incorporated and validly existing, and there is no situation or legal proceeding that may lead to its termination, suspension of business, dissolution, liquidation or bankruptcy;

(2)	The Company has all requisite capacity, power and authority to execute this Agreement and perform its obligations under this Agreement;

(3)	The execution of this Agreement and the performance of its obligations under this Agreement will not violate or be in any conflict with any other agreement to which the Company is a party, or any applicable laws and regulations;

(4)	All approvals, permits, consents, registration, filings or other formalities by or with any shareholders, board of directors of the Company, the stock exchanges, governmental authorities and any third party which are required to be obtained by the Company in connection with the execution of this Agreement shall have been obtained, accomplished and remain valid, except for those that cannot be properly obtained due to current laws, regulations and relevant governmental authorities;

(5)	This Agreement shall constitute valid and legally binding obligations of the Company upon execution;

(6)	The Company is not engaged in any criminal activities;

(7)	All information provided by the Company to the Seller for the consummation of the Transaction by written, oral, electronic or other means is true, accurate, complete and valid without any material omission or material misleading.

4.2	The Seller represents and warrants to the Company as of the Signing Date:

(1)	The Seller is the legal owner of the Seller Shares and it owns such shares without any pledge, hypothecation, lien, charge, or any other encumberance;

(2)	The Seller is duly incorporated and validly existing, and there is no situation or legal proceeding that may lead to its termination, suspension of business, dissolution, liquidation or bankruptcy;

(3)	The Seller has all requisite capacity, power and authority to execute this Agreement and perform its obligations under this Agreement;

(4)	The execution of this Agreement and the performance of its obligations under this Agreement will not violate or be in any conflict with any other agreement to which the Seller is a party, any applicable laws and regulations or its memorandum and articles of association;

(5)	All approvals, permits, consents, registration, filings or other formalities by or with any shareholders, board of directors of the Seller, the stock exchanges or governmental authorities and any third party which are required to be obtained by the Company in connection with the execution of this Agreement shall have been obtained, accomplished and remain valid, except for those that cannot be properly obtained due to current laws, regulations and relevant government authorities.

5.	[INTENTIONALLY OMITTED]

6.	Default Events

6.1	Any of the following events shall constitute a default event (the “Default Event”) under this Agreement:

(1)	any representation or warranty made under this Agreement is proved to be untrue, inaccurate or misleading in any material respect;

(2)	breach of any covenant or obligation under this Agreement (including but not limited to failure to pay the Purchase Price on time).

6.2	In the event of any Default Event, the non-default party shall have the right to demand compensation from the default party for any losses related to the Default Event, including damages, costs and expenses (including attorney’s fees), fines, etc., and shall have the right to take any other action permitted by laws.

7.	Effectiveness, Modification and Termination of this Agreement

7.1	This Agreement shall become effective upon execution of this Agreement by the Company and the Seller.

7.2	This Agreement may only be modified or supplemented with the written approval of the Company and the Seller. Any modification or supplementation shall constitute an integral part of this Agreement.

7.3	This Agreement shall terminate:

(1)	upon the mutual consent in writing of the Parties;

(2)	by either the Seller, on the one hand, or the Company, on the other hand, by written notice to the other if there is a material breach of this Agreement; or

(3)	upon the delisting, dissolution, liquidation, or winding up of the Company.

7.4	If this Agreement is terminated pursuant to the provisions of this Section 7, except for Section 6, Section 7, Section 8, and Section 9, the rights and obligations of the Company and the Seller hereunder shall become void. Unless otherwise agreed by the Parties, the part that has been performed shall not be unwound and the part that has not been performed shall be ceased. Except as provided for in this Agreement, neither party shall be liable to the other for the termination of this Agreement; provided, that this does not relieve either Party hereto from liability for a breach of this Agreement prior to the date of termination.

8.	Governing Law, Dispute Resolution, and Releases

8.1	This Agreement shall be governed by and construed in accordance with the laws of New York, the United States.

8.2	Disputes arising from or in connection with this Agreement shall be settled through friendly negotiation between the Company and the Seller. In the event the Company and the Seller are unable to settle a dispute between them regarding this Agreement, such dispute shall be submitted to the Hong Kong International Arbitration Centre (HKIAC) under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted. The seat of arbitration shall be Hong Kong. The number of arbitrators shall be one. The arbitration proceedings shall be conducted in English. The arbitral award shall be final and binding upon the Parties.

8.3	With respect to that certain underwriting agreement (the “Underwriting Agreement”) related to the initial public offering (the “IPO”) of Hainan Manaslu Acquisition Corp. (“HMAC”) entered into on or around August 10, 2022 by the Seller and HMAC, the Seller and any of its direct and indirect affiliates (the “Seller Releasors”) hereby releases, acquits and discharges the Company and each of its direct and indirect affiliates, successors, predecessors, members, shareholders, and assigns, and their present and former officers, directors, employees, agents and attorneys, and their successors and assigns of and from any and all causes of actions, claims, suits, liens, losses, damages, judgments, demands, liabilities, rights, obligations, costs, expenses, fees arising out of the IPO or the Underwriting Agreement (such released claims, collectively, the “Released Claims”).

8.4	The Seller Releasors covenant not to institute, maintain or prosecute any action, claim, suit, complaint, proceeding or cause of action of any kind to enforce any of the Released Claims. In any litigation or dispute arising from or related to any of the Released Claims, this Agreement may be pleaded as a defense, counterclaim or crossclaim, and shall be admissible into evidence.

8.5	Excluded from the foregoing releases in Sections 8.3 and 8.4 are any claims relating to or arising from the enforcement of this Agreement.

9.	Miscellaneous

9.1	The failure, delay or partial exercise of any Party of its rights hereunder shall not constitute a waiver of any of such rights, and shall not affect the further exercise of such rights or exercise of any other right, power or remedy entitled by such Party. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the parties shall negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most closely effectuates the parties’ intent in entering into this Agreement, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby.

9.2	All terms of this Agreement and this Agreement itself are confidential and should not be disclosed by the parties to any third party, provided, that any party (the “Disclosing Party”) hereto may disclose confidential information or permit the disclosure of confidential information (i) to its officers, directors, employees, agents and professional advisors on a need-to-know basis for the performance of its obligations in connection herewith so long as such officers, directors, employees, agents and professional advisors are subject to the confidentiality provisions herein and the breach of such officers, directors, employees, agents and professional advisors shall be deemed as the breach of the Disclosing Party and (ii) to the extent required by applicable laws to disclose the confidential information to the governmental authorities, the public or its shareholders or filed with relevant institutions, provided that such Disclosing Party shall provide the other party with prompt written notice of that fact. This Section 9.2 shall remain in force and effective regardless of whether this Agreement is modified or terminated.

9.3	All notices, requests, claims, demands and other communications hereunder shall be in writing (including by mail or email) and shall be given or made to the Company or the Seller to the addresses specified below:

If to the Company:

Attn:	xxxx
Address:	xxxx
Tel:	xxxx
Email:	xxxx

If to the Seller:

Attn:
Address:
Tel:
Email:

After the execution of this Agreement, each party may update the above recipient and address by written notice seven (7) days in advance. All notices shall be addressed to the designated recipient and contain sufficient notifications and/or instructions to make the recipient immediately aware of its relevance to this Agreement. The documents shall be conclusively deemed to have been duly delivered and received: (i) on the date when the courier delivers the above documents or notification to the designated recipient or agent when sent by courier; (ii) three (3) days after such document or notification has been posted when sent by mail; (iii) on the date when the email system indicates the email has been sent when sent by email unless the email is rejected by the email system.

9.4	Each party shall bear its own costs or expenses incurred under this Agreement, including taxes, attorney’s fees, financial adviser’s fees, etc.

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[Signature Page to Buy-Sell Agreement - Company]

Able View Global Inc.

By:	/s/ Jing Tang
Name:	Dennis Tang
Title:	Chief Financial Officer

[Signature Page to Buy-Sell Agreement - Seller]

Ladenburg Thalmann & Co. Inc.

By:	/s/ Jeffrey Caliva
Name:	Jeffrey Caliva
Title:	Managing Director

Schedule A – Payment Schedule

Installment	Date	Installment’s Seller Shares	Installment’s Purchase Price
1	12.31.2023	240,417	$432,750
2	2.1.2024	240,417	$432,750
3	3.1.2024	240,417	$432,750
Total	-	721,250	$1,298,250